Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 2‑78713, 333-83336, 333-105999 and 333-110739) and on Form S-8 (Nos. 333-89711 and 333-111555, 333-124528 and 333-128710) of Alcan Inc., of our reports dated 8 March 2006 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and our Comments by Auditors for U.S. Readers on Canada‑U.S. Reporting Differences dated 8 March 2006, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the reference to us under the heading "Controls and Procedures" in this Form 10-K.

Montreal, Canada
8 March 2006	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP